Exhibit 99.1

Exterran Holdings Announces Addition to Board of Directors

HOUSTON, Nov. 2, 2011 – Exterran Holdings, Inc. (NYSE: EXH) today announced that Mark Sotir has been appointed to its board of directors, effective Nov. 1, 2011.

“We are pleased to have Mark join our Board and look forward to benefiting from the extensive operational experience he has gained by serving in key management and leadership roles in a wide range of industries,” said Gordon Hall, Chairman of the Exterran Board.

Sotir is a Managing Director at Equity Group Investments, L.L.C. (EGI), a Chicago-based private investment firm. He also serves on the boards of directors of SIRVA, Rewards Network, WRS Holding Company and VIA Wines Group.

While at EGI, Sotir served as interim President of Tribune Interactive. He has also been Chief Executive Officer of Sunburst Technology Corporation, President of Budget Group, Inc. (Budget Rent a Car and Ryder Truck Rental), and in brand management and sales roles at The Coca-Cola Company. He holds an M.B.A. from Harvard Business School and a B.A. in economics from Amherst College.

Sotir joins current Exterran Holdings board members Uriel E. Dutton, Gordon T. Hall, J.W.G "Will" Honeybourne, Mark A. McCollum, William C. Pate, Stephen M. Pazuk and Christopher T. Seaver. He has been named a member of the Compensation Committee.

About Exterran
Exterran Holdings, Inc. is a global market leader in full service natural gas compression and a premier provider of operations, maintenance, service and equipment for oil and gas production, processing and transportation applications. Exterran Holdings serves customers across the energy spectrum—from producers to transporters to processors to storage owners. Headquartered in Houston, Texas, Exterran has more than 10,000 employees and operates in approximately 30 countries. For more information, visit www.exterran.com.

Exterran Contact Information:
Investors: David Oatman (281) 836-7035
Media: Susan Moore (281) 836-7398

SOURCE: Exterran Holdings, Inc.